UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: January 4, 2006): January 5, 2006

NEW YORK & COMPANY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-32315	33-1031445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 West 33rd Street
5th Floor
New York, New York 10001
(Address of Principal executive offices, including  Zip Code)

(212) 884-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

        The Amended and Restated Loan and Security Agreement, dated March 16, 2004, by and among Lerner New York, Inc., Lernco,  Inc. (collectively the “Company” and wholly-owned indirect subsidiaries of New York & Company, Inc.) and a syndicate of lenders named therein, was further amended on January 4, 2006 to include: (i) an additional $37.5 million term loan facility maturing on March 17, 2009, bearing interest at the Eurodollar rate plus 2.50%, (ii) an extension of the term of the Company’s existing $90.0 million revolving credit facility to March 17, 2009, and (iii) a reduction of certain interest rates under the revolver by as much as 50 basis points, depending upon the Company’s financial performance as described below.

The Company used the $37.5 million of proceeds from the new term loan plus $37.9 million of cash on hand to prepay in full the Company’s $75.0 million term loan plus approximately $0.1 million of accrued and unpaid interest, which was outstanding under its existing credit facility at a rate equal to the Eurodollar rate plus 5.00%, and to pay $0.4 million in fees related to the refinancing.

        The January 4, 2006 amendment provides for an interest rate on the revolving credit facility under a Eurodollar rate formula, which is equal to the Eurodollar rate plus a margin of between 1.00% and 2.00% per year, depending upon the Company’s financial performance, as compared to the prior formula, which provided for a margin of between 1.50% to 2.00%, and which was also dependent on the Company’s financial performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK & COMPANY, INC.

/s/ Ronald W. Ristau
Date: January 5, 2006	Name:	Ronald W. Ristau
	Title:	Chief Operating Officer and
Chief Financial Officer